Filed Pursuant to Rule 424(b)(5)

Registration No. 333-273327

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 29, 2023)

HALLADOR ENERGY COMPANY

Up to $100,000,000

Common Stock

This prospectus supplement amends and supplements the prospectus dated November 29, 2023, filed as a part of our registration statement on Form S-3 (File No. 333-273327), as amended by our prospectus supplement dated December 18, 2023 (the “Prior Prospectus”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.01 per share (“Common Stock”), from time to time pursuant to the terms of that certain At Market Issuance Sales Agreement (the “Sales Agreement”) between B. Riley Securities, Inc. and us (the “ATM Offering”).

As of the date hereof, we have sold all of the shares of our Common Stock covered by the Prior Prospectus for an aggregate gross sales proceeds of approximately $50,000,000. We are filing this prospectus supplement to amend the Prior Prospectus solely to increase the maximum aggregate gross sales price of our Common Stock that may be offered, issued and sold under the Sales Agreement from $50,000,000 (which has already been sold to date) to $100,000,000, which will enable us to sell up to an incremental $50,000,000 of our Common Stock from and after the date hereof under the Sales Agreement.

Except as modified by this prospectus supplement, the terms of the ATM Offering remain unchanged, and the Sales Agreement remains in full force and effect.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “HNRG.” On December 15, 2025, the last reported sale price of our Common Stock on Nasdaq was $21.21 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus supplement is December 16, 2025.